EXHIBIT 23.1
CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated July 24, 2006 (except for Note 13(c) as to which the date is October 3, 2006), accompanying the financial statements of Catalyst Pharmaceutical Partners, Inc. (a Development Stage Company) contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton LLP

Miami, Florida
November 3, 2006